Exhibit 99.1

Estimated Box Office on RealD-Enabled Screens for

Final Month and Three Month Periods of Q2 FY 2013

LOS ANGELES (October 8, 2012) - RealD Inc. (NYSE: RLD) today announced that for the final monthly period of RealD’s second quarter of fiscal 2013, box office on RealD-enabled screens is estimated to be approximately $158 million ($55 million domestic, $103 million international).  The final monthly period of RealD’s second quarter of fiscal 2013 is the five week period from August 18, 2012 through September 21, 2012.

For the entire second quarter of fiscal 2013, box office on RealD-enabled screens is estimated to be approximately $709 million ($286 million domestic, $423 million international).  RealD’s second quarter of fiscal 2013 began on June 23, 2012 and ended on September 21, 2012.  All of RealD’s quarters are 13 weeks in duration.

Note: international box office reflects RealD’s estimates of international box office generated on RealD-enabled screens in 20 foreign countries where box office tracking is available.  RealD estimates these countries represent approximately 90% of RealD’s international license revenues.  In addition, the announcements of estimated box office on RealD-enabled screens may contain currently updated estimates for prior monthly periods within the quarter.

Cautionary note on forward-looking statements

This release includes forward-looking information and statements concerning the estimated box office on RealD-enabled screens domestically and internationally for the five-week and for the quarter-to-date periods. These statements are based on RealD’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside RealD’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. RealD’s annual and quarterly reports include a more detailed discussion of the risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

RealD’s estimates of box office on RealD-enabled screens rely on box office tracking data, and should not be construed as an estimate of RealD’s revenues in any period.

About RealD Inc.

RealD is a leading global licensor of 3D technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium 3D viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides its RealD Display, active and passive eyewear, and RealD Format technologies to consumer electronics manufacturers and content producers and distributors to enable the delivery and viewing of 3D content. RealD’s cutting-edge technologies have been used for applications such as piloting the Mars Rover.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Shanghai, China; Hong Kong; Tokyo, Japan; and Moscow, Russia.  For more information, please visit our website at www.reald.com.

© 2012 RealD Inc. All Rights Reserved.

Contact:

Investor Contact:

Erik Randerson, CFA

424-702-4317

eranderson@reald.com